EXHIBIT 4(b)

TRANSGENOMIC, INC.

2006 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

		Page
ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1.	Establishment	1
Section 1.2.	Purpose	1

ARTICLE II

DEFINITIONS

Section 2.1.	Definitions	1

ARTICLE III

ADMINISTRATION

Section 3.1.	General	5
Section 3.2.	Committee Meetings	5
Section 3.3.	Powers of the Committee	6
Section 3.4.	Grants to Committee Members	7
Section 3.5.	Committee Decisions and Determinations	7

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1.	Eligibility	7
Section 4.2.	Participation	7

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1.	Common Stock	7
Section 5.2.	Previously Granted Shares	7
Section 5.3.	Incentive Stock Option Restriction	8
Section 5.4.	Adjustments	8
Section 5.5.	Code Section 409A Limitation	9

ARTICLE VI

GRANTS IN GENERAL

Section 6.1.	Agreement	9
Section 6.2.	Time of Granting of an Award	9
Section 6.3.	Term and Nontransferability of Grants	9
Section 6.4.	Termination of Service as Applied to Options and SARs	9

Section 6.5.	Termination of Service as Applied to Grants Other Than Options and SARs	10
Section 6.6.	Dividends and Distributions	11
Section 6.7.	Participation	11
Section 6.8.	Section 83(b) Election	11

ARTICLE VII

STOCK OPTIONS

Section 7.1.	Grants	11
Section 7.2.	Exercise of Options	11
Section 7.3.	Term	12
Section 7.4.	Replacement Options	12
Section 7.5.	Special Rules For Incentive Stock Options	13

ARTICLE VIII

STOCK APPRECIATION RIGHTS

Section 8.1.	General	13
Section 8.2.	Required Terms and Conditions	14
Section 8.3.	Standard Terms and Conditions	14

ARTICLE IX

RESTRICTED STOCK

Section 9.1.	General	14
Section 9.2.	Required Terms and Conditions	14
Section 9.3.	Standard Terms and Conditions	15
Section 9.4.	Price	15

ARTICLE X

RESTRICTED STOCK UNITS

Section 10.1.	General	16
Section 10.2.	Required Terms and Conditions	16
Section 10.3.	Standard Terms and Conditions	16

ARTICLE XI

PERFORMANCE-BASED GRANTS AND OTHER AWARDS

Section 11.1.	Performance Units	17
Section 11.2.	Performance Shares	17
Section 11.3.	Other Awards	17
Section 11.4.	Provisions Relating to Code Section 162(m)	17

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TRANSGENOMIC, INC.

2006 EQUITY INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Effective June 27, 1997 Transgenomic, Inc. (the “Company”) established the Transgenomic, Inc. 1997 Stock Option Plan. Thereafter the Company amended the Plan from time to time. The Company hereby amends and restates the Plan, renaming it the Transgenomic, Inc. 2006 Equity Incentive Plan, effective as of the Effective Date.

Section 1.2. Purpose. The Plan is intended to provide incentive to key employees, officers, directors and others expected to provide significant services to the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value. The Plan is also intended to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company, to attract new employees with outstanding qualifications and to afford additional incentive to others to increase their efforts in providing significant services to the Company.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. The following terms shall have the following meanings when used herein, unless the context clearly indicates otherwise.

(a) “Act” means the Securities Act of 1933, as amended.

(b) “Advisor” means a person who is not an Employee of the Company but who has agreed to serve as a source of information and advice regarding scientific, technical or other matters relating to the Company’s business and products.

(c) “Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise provided in a Participant’s Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company, (iv) fraud, misappropriation, embezzlement or material or repeated insubordination, (v) a material breach of the Participant’s employment or other contractual agreement (if any) with the Company (other than a termination of employment by the Participant), or (vi) any illegal act detrimental to the Company; all as determined in the sole discretion of the Committee.

(f) “Change in Control” means any one of the following events: (i) a dissolution or liquidation of the Company, (ii) a sale of substantially all of the assets of the Company, (iii) a merger or combination involving the Company after which the owners of Common Stock of the Company immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (iv) the acquisition of more than 30% of the outstanding shares of Common Stock of the Company, whether by tender offer or otherwise, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

(h) “Committee” means the Compensation Committee of the Company as appointed by the Board in accordance with Article III hereof; provided that the Committee shall at all times consist solely of at least two persons who each qualify as a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and, to the extent that relief from the limitation of Section 162(m) of the Code is sought, as an “Outside Director” under Section 1.162-27(e)(3)(i) of the Treasury Regulations.

(i) “Common Stock” means the Company’s Common Stock, par value $.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

(j) “Company” means Transgenomic, Inc., a Delaware corporation, and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose Securities the Securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(k) “DER” means a dividend equivalency right consisting of the right to receive, as specified by the Committee or the Board at the time of the Grant, cash in an amount equal to the dividend distributions paid on a share of Common Stock subject to an Option.

(l) “Disability” means an illness or injury of a potentially permanent nature, expected to last for a continuous period of at least 12 months, certified by a physician selected by or satisfactory to the Committee, which prevents the Participant from engaging in any occupation for wage or profit for which the Participant is reasonably fitted by training, education or experience, as determined by the Committee in its absolute and sole discretion.

(m) “Effective Date” means the date the Plan is approved by the Company’s shareholders.

(n) “Eligible Persons” means officers, directors and employees of the Company, Advisors and other persons expected to provide significant services (of a type expressly approved by the Committee as covered services for these purposes) to the Company. The Committee will determine the eligibility of employees, officers, directors, Advisors and others expected to provide significant services to the Company based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company of such individual’s accomplishments and potential contribution to the success of the Company, whether directly or through its subsidiaries.

(o) “Employee” means an individual, including an officer of the Company, who is employed (within the meaning of Code Section 3401 and the regulations thereunder) by the Company. An “Employee” does not include any person classified by the Company as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body. The payment of director’s fees by the Company is not sufficient to constitute “employment” of the director by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

(q) “Exercise Price” means the price per share of Common Stock, determined by the Board or the Committee, at which an Option or SAR may be exercised.

(r) “Fair Market Value” means the value of one share of Common Stock, determined as follows:

(i) If the Common Stock is listed on a national stock exchange, the closing sale price per share on the exchange for the last preceding date on which there was a sale of Common Stock on such exchange, as determined by the Committee.

(ii) If the Common Stock is not then listed on a national stock exchange but is traded on an over-the-counter market, the average of the closing bid and asked prices for the Common Stock in such over-the-counter market for the last preceding date on which there was a sale of Common Stock in such market, as determined by the Committee.

(iii) If neither (i) nor (ii) applies, such value as the Committee in its discretion may in good faith determine. Notwithstanding the foregoing, where the

Common Stock is listed or traded, the Committee may make discretionary determinations in good faith where the Common Stock has not been traded for 10 trading days.

(s) “Grant” means an award of an Incentive Stock Option, Non-qualified Stock Option, DER, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Other Award or any combination thereof to an Eligible Person.

(t) “Incentive Stock Option” means an Option of the type described in Section 422(b) of the Code awarded to an Employee.

(u) “Non-qualified Stock Option” means an Option not described in Section 422(b) of the Code awarded to an Eligible Person, the taxation of which is pursuant to Section 83 of the Code.

(v) “Option” means any option, whether an Incentive Stock Option or a Non-qualified Stock Option, to purchase shares of Common Stock at a price and for the term fixed by the Committee in accordance with Article VII of the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Agreement.

(w) “Other Award” means a right granted a Participant under Section 11.3.

(x) “Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

(y) “Performance Period” means the period established by the Committee during which any performance goals specified by the Committee with respect to a Grant are to be measured.

(z) “Performance Share” means a right granted to a Participant under Section 11.2.

(aa) “Performance Unit” means a right granted to a Participant under Section 11.1.

(bb) “Plan” means the Company’s 2006 Equity Incentive Plan, as set forth herein, and as the same may from time to time be amended.

(cc) “Purchase Price” means the Exercise Price times the number of shares of Common Stock with respect to which an Option is exercised.

(dd) “Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article IX.

(ee) “Restricted Stock Unit” means a right granted to a Participant under Article X.

(ff) “Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

(gg) “Retirement” means, unless otherwise provided by the Committee in the Participant’s Agreement, the Termination (other than for Cause) of Service of a Participant:

(i) on or after the Participant’s attainment of age 65; or

(ii) as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

(hh) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article VIII.

(ii) “Subsidiary” means any corporation, partnership, or other entity at least 50% of the economic interest in the equity of which is owned by the Company or by another Subsidiary.

(jj) “Successors of the Participant” means the legal representative of the estate of a deceased Participant or the person or persons who shall acquire the right to exercise Grants or receive property or payment under a Grant by bequest or inheritance or by reason of the death of the Participant.

(kk) “Termination of Service” means the time when the employee-employer relationship or directorship, or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company is terminated for any reason, with or without Cause, including but not limited to any termination by resignation, discharge, Disability, death or Retirement; provided, however, Termination of Service shall not include (i) a termination where there is a simultaneous reemployment of the Participant by the Company or other continuation of service (sufficient to constitute service as an Eligible Person) for the Company or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee). The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Employment.

ARTICLE III

ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee.

Section 3.2. Committee Meetings. The Committee shall meet from time to time as determined by its chairman or by the Chairman or Chief Executive Officer of the Company. A

majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

Section 3.3. Powers of the Committee. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility under Rule 16b-3 under the Exchange Act in awarding Grants, the Committee shall have the power:

(a) to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

(b) to construe and interpret the Plan and Grants thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in any Agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Participants and Grantees;

(c) to amend any outstanding Grant, subject to Sections 12.5 and 12.9 hereof, and to accelerate or extend the vesting or exercisability of any Grant, subject to Section 12.3 hereof, and to waive conditions or restrictions on any Grants, to the extent it shall deem appropriate;

(d) to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

(e) to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

(f) to appoint agents as the Committee deems necessary or desirable to administer the Plan;

(g) to establish any “blackout” period the Committee in its sole discretion deems necessary or advisable;

(h) to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, the Committee (i) shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

(i) generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

Section 3.4. Grants to Committee Members. Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee; provided that any Grant to such person must satisfy the requirements for exemption under Rule 16b-3 under the Exchange Act and does not cause any member of the Committee to be disqualified as a Non-Employee Director under such Rule.

Section 3.5. Committee Decisions and Determinations. Any determination made by the Committee pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary. All decisions made by the Committee pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company and Participants. Any determination by the Committee shall not be subject to de novo review if challenged in any court or legal forum.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Any Eligible Person may receive Grants under the Plan.

Section 4.2. Participation. Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3. To receive a Grant, an Eligible Person must enter into an Agreement evidencing the Grant.

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1. Common Stock. Subject to adjustments pursuant to Section 5.4, Grants with respect to an aggregate of not more than 10,000,000 shares of Common Stock may be made under the Plan; provided, however, that no more than an aggregate of 5,000,000 of such shares may be used for Grants for Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Other Awards. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares purchased by the Company on the open market. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement, or as the Committee may otherwise deem appropriate.

Section 5.2. Previously Granted Shares. Subject to Sections 5.1 and 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants; provided, however, that the full number of Stock Appreciation Rights granted that are settled by the issuance of shares of Common Stock shall be counted against the number of shares of Common Stock available for award under the Plan, regardless of the number of shares of Common Stock actually issued upon settlement of such Stock Appreciation Rights. In its discretion, the Committee may include as available for distribution all of the following:

(a) Common Stock subject to a Grant that has been forfeited;

(b) Common Stock under a Grant that otherwise terminates, expires or lapses without issuance of Common Stock being made to a Participant; and

(c) Common Stock subject to any Grant that settles in cash.

Section 5.3. Incentive Stock Option Restriction. Solely for purposes of determining whether shares are available for the issuance of Incentive Stock Options, and notwithstanding any provision of this Article V to the contrary, the maximum aggregate number of shares that may be issued through Incentive Stock Options under the Plan is 10,000,000. The terms of Section 5.2 apply in determining the number of shares available under this Section for issuance through Incentive Stock Options.

Section 5.4. Adjustments. In the event that the outstanding shares of Common Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend, or in the event that there should be any other stock splits, stock dividends or other relevant changes in capitalization occurring after the effective date of this Plan:

(a) The maximum aggregate number and kind of shares that may be issued for Grants hereunder may be adjusted appropriately; and

(b) Rights under outstanding Grants made to Eligible Persons hereunder, both as to the number and kind of subject shares and the Exercise Price, may be adjusted appropriately.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Grants under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Grants, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on the Participants under this Plan.

Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards in Grants under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

The foregoing adjustments and the manner of application of the foregoing provisions to Grants shall be determined solely by the Committee on a case-by-case basis, applied to similarly situation groups or in any other manner as it deems in its sole discretion. Any adjustment hereunder may provide for the elimination of fractional share interests.

Section 5.5. Code Section 409A Limitation. Any adjustment made pursuant to Section 5.4 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any adjustments made pursuant to Section 5.4 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

ARTICLE VI

GRANTS IN GENERAL

Section 6.1. Agreement. Each Grant hereunder shall be evidenced by a written Agreement as of the date of the Grant and executed by the Company and the Eligible Person. Each Agreement shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan. The Agreement shall state the number of shares of Common Stock to which the Grant pertains and may provide for adjustment in accordance with Section 5.4. As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

Section 6.2. Time of Granting of an Award. The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board. Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

Section 6.3. Term and Nontransferability of Grants. No Grant is exercisable except by the Participant or a Successor of the Participant permitted by the Plan. No Grant is assignable or transferable except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), (iii) is in no event a transfer for value, and (iv) is otherwise appropriate and desirable.

Section 6.4. Termination of Service as Applied to Options and SARs. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Options and SARs shall be governed by the following provisions:

(a) Termination of Service, Except by Death, Retirement or Disability. Unless Section 6.4(b) applies, upon any Termination of Service, a Participant shall have the right, subject to the restrictions of Section 7.5, to exercise his or her Options or SARs at any time within three months after Termination of Service, but only to the extent that, at the date of Termination of Service, the Participant’s right to exercise such Options or SARs had accrued pursuant to the terms of the Agreement(s) and had not previously been exercised; provided, however, that, unless otherwise provided in the Agreement(s), if there occurs a Termination of Service for Cause or a Termination of Service by the Participant (other than on account of death, Retirement or Disability), any Option or SAR not exercised in full prior to such Termination of Service shall be canceled.

(b) Death, Disability or Retirement of Participant. Notwithstanding Section 6.4(a), if the Participant dies while an Eligible Person or within three months after any Termination of Service other than for Cause or a Termination of Service by the Participant (other than on account of death, Retirement or Disability) or becomes disabled or retires while an Employee, the Participant’s Options or SARs may be exercised, subject to the restrictions of Section 7.5, at any time within 12 months after the Participant’s death, Disability or Retirement, but only to the extent that, at the date of death, Disability or Retirement, the Participant’s right to exercise such Options or SARs had accrued and had not been forfeited pursuant to the terms of the Agreement and had not previously been exercised. Any Option or SAR not vested as of the date of a Participant’s death, Disability or Retirement shall immediately vest upon the occurrence of the applicable event; provided, however, that the Participant continuously served as an Employee, director or Advisor for at least three years, or such shorter period as the Committee may prescribe.

(c) DERs. DERs granted in connection with any Option shall be cancelled at the time the related Option terminates or expires.

Section 6.5. Termination of Service as Applied to Grants Other Than Options and SARs. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Other Awards shall be governed by the following provisions:

(a) Termination of Service, Except by Death, Retirement or Disability. Unless Section 6.5(b) applies, in the event of a Participant’s Termination of Service, the Participant’s Grants of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Other Awards shall be forfeited upon the Participant’s Termination of Service.

(b) Death, Retirement or Disability of Participant. Notwithstanding Section 6.5(a), Restricted Stock, Restricted Stock Units and Other Awards shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death, Retirement or Disability, provided that the Participant continuously served as an Employee, director or Advisor for at least three years or such shorter period as the Committee may prescribe. Performance Units and Performance Shares or any award tied to performance may be paid out at a target level and paid or distributed at the same time payments are made to other Participants who did not incur such a Termination of Service as determined by the Committee, provided that the Participant continuously served as an Employee, director or Advisor for at least three years, or such shorter period as the Committee may prescribe.

Section 6.6. Dividends and Distributions. Participants awarded Grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while the Grants are held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including in the form of cash, Common Stock, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Other Awards.

Section 6.7. Participation. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all. There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

Section 6.8. Section 83(b) Election. The Committee may prohibit a Participant from making an election under Section 83(b) of the Code. If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 12.8, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

ARTICLE VII

STOCK OPTIONS

Section 7.1. Grants. The Committee may grant Options in accordance with this Article. Options may be awarded alone or in combination with other Grants. The Exercise Price for any Option shall not be less than the Fair Market Value on the date of Grant. Each Agreement for an Option shall state whether such Option is an Incentive Stock Option or a Non-qualified Stock Option. No Incentive Stock Options may be granted to an Eligible Person who is not an Employee of the Company.

Section 7.2. Exercise of Options.

(a) Options may be exercised in whole or part at any time within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option delivered to the Secretary of the Company at its principal executive offices.

(b) Except as may otherwise be provided below, the Purchase Price for each Option granted to an Eligible Person shall be payable in full in United States dollars upon the exercise of the Option. In the event the Company determines that it is required to withhold taxes as a result of the exercise of an Option, as a condition to the exercise thereof, an Employee may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements in accordance with Section 12.8 hereof. If the applicable Agreement so provides, and the Committee otherwise so permits, the Purchase Price may be paid in one or a combination of the following:

(i) by a certified or bank cashier’s check;

(ii) by the surrender of shares of Common Stock in good form for transfer, owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Purchase Price, or in any combination of cash and shares of Common Stock, as long as the sum of the cash so paid and the Fair Market Value of the shares of Common Stock so surrendered equals the Purchase Price;

(iii) by cancellation of indebtedness owed by the Company to the Participant; or

(iv) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional shares of Common Stock resulting from a Participant’s election that are accepted by the Company shall in the discretion of the Committee be paid in cash.

Section 7.3. Term. The period during which any Option may be exercised shall not exceed ten (10) years from the Grant Date. No Option shall be exercisable until such time as set forth in the applicable Agreement (but in no event after the expiration of such Option).

Section 7.4. Replacement Options. The Committee may grant a replacement option to any Employee who exercises all or a part of an Option granted under this Plan using qualifying stock as payment for the exercise price (a “Replacement Option”). A Replacement Option gives the Employee the right to purchase, at a price not less than the Fair Market Value of the Company Stock as of the date of the grant of the Replacement Option, the number of shares of Common Stock equal to the sum of the number of whole shares (a) used by the Employee in payment of the Exercise Price for the Option which the Participant exercised and (b) used by the Employee in connection with applicable withholding taxes on such transaction. A Replacement Option may not be exercised for six months following the date of its grant and shall expire on the same date as the Option which it replaces. For this purpose, “qualifying stock” means Common Stock owned by the Participant for at least six months preceding the exercise of the Option that has not been used in a stock-for-stock swap transaction within the preceding six months.

Section 7.5. Special Rules For Incentive Stock Options.

(a) Aggregate Fair Market Value. In the case of Incentive Stock Options granted hereunder, the aggregate Fair Market Value (determined as of the date of the Grant thereof) of the Common Stock with respect to which Incentive Stock Options become exercisable by any Participant for the first time during any calendar year (under the Plan and all other plans maintained by the Company, its parent or Subsidiaries) shall not exceed $100,000.

(b) Rules Applicable to Certain Owners. In the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Exercise Price with respect to an Incentive Stock Option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the day the Option is granted, and the term of an Incentive Stock Option shall be no more than five years from the date of grant.

(c) Disqualifying Disposition. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by a Participant prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of such shares to the Participant pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company thereupon has a tax-withholding obligation, shall pay to the Company an amount equal to any withholding tax the Company is required to pay as a result of the disqualifying disposition.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

Section 8.1. General. The Committee shall have authority to grant Stock Appreciation Rights (“SARs”) under the Plan at any time or from time to time. A SAR shall entitle the Participant to receive Common Stock or cash upon exercise of the SAR equal in value to the excess of the Fair Market Value per share of Common Stock over the exercise price per share of Common Stock specified in the related Agreement, multiplied by the number of shares in respect of which the SAR is exercised, less any amount retained to cover tax withholdings, if necessary. The Fair Market Value per share of Common Stock shall be determined as of the date of exercise of such SAR. Settlement of a SAR shall be subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or any Agreement including, without limitation, payment of the Exercise Price. SARs may be awarded alone or in addition to other Grants made under the Plan.

Section 8.2. Required Terms and Conditions. SARs shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

(a) Price. The grant price of a SAR may not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant, and the exercise price of a SAR may not be less than 100% of the Fair Market Value per share of Common Stock on the date of exercise.

(b) Term and Exercisability. The term and exercisability of a SAR shall be no longer than ten (10) years after the Grant Date. The Committee may provide in a SAR Agreement or thereafter for an accelerated exercise of all or part of a SAR upon such events or standards that it may determine, including one or more performance measures.

(c) Method of Exercise. A Participant shall exercise a SAR by giving written notice of exercise to the Company specifying in whole shares the portion of the SAR to be exercised and if the Participant has more than one Grant of SARS which could be exercised, designating the particular Grant to be exercised.

(d) No Deferral Features. To the extent necessary to comply with Code Section 409A, the SAR Agreement shall not include any features allowing the Participant to defer recognition of income past the date of exercise.

Section 8.3. Standard Terms and Conditions. Unless the Committee specifies otherwise in the SAR Agreement, the terms set forth in this Section 8.3 shall apply to all SARs granted under the Plan. An SAR Agreement that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section.

(a) Term. The standard term of a SAR shall be ten (10) years beginning on the Grant Date.

(b) Exercisability. The standard rate at which a SAR shall be exercisable shall be 34 percent of the Grant on the first anniversary of the Grant Date and 33 percent of the Grant on the second and third anniversaries of the Grant Date.

ARTICLE IX

RESTRICTED STOCK

Section 9.1. General. The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture, and any other terms and conditions of the Grants including, without limitation, providing for either grant or vesting upon the achievement of performance goals. To the extent the Company desires to avoid the deduction limit of Code Section 162(m) as applied to Restricted Stock, such Grants must comply with Section 11.4. Restricted Stock may be awarded alone or in addition to other Grants made under the Plan.

Section 9.2. Required Terms and Conditions. Restricted Stock shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) Restriction Period. No Restricted Stock shall become free of restrictions before one year after the granting of the Restricted Stock (unless the Restricted Stock is granted in lieu of or replacement of compensation that is subject to vesting restrictions, in which case the Restricted Stock may be subject to the same vesting restrictions as was the compensation).

(b) Delivery. The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

Section 9.3. Standard Terms and Conditions. Unless the Committee specifies otherwise in the Restricted Stock Agreement, the terms set forth in this Section 9.3 shall apply to all Restricted Stock granted under the Plan. A Restricted Stock Agreement that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section.

(a) Restriction Period. The standard Restriction Period shall be three years from the Grant Date.

(b) Restrictions. The standard restrictions applicable to Restricted Stock are continued service of the Participant for the Company during the Restriction Period.

(c) Rights. The standard terms of a Restricted Stock Agreement shall provide that the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends, subject to Section 6.3.

Section 9.4. Price. The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

ARTICLE X

RESTRICTED STOCK UNITS

Section 10.1. General. The Committee shall have authority to grant Restricted Stock Units under the Plan at any time or from time to time. A Restricted Stock Unit Grant is denominated in Common Stock that will be settled either by delivery of Common Stock or the payment of cash based upon the Fair Market Value of a specified number of Common Stock. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture, and any other terms and conditions of the Grants including without limitation providing for either grant or vesting upon the achievement of performance goals. To the extent the Company desires to avoid the deduction limit of Code Section 162(m) as applied to Restricted Stock Units, such Grants must comply with Section 11.4. Restricted Stock Units may be awarded alone or in addition to other Grants made under the Plan.

Section 10.2. Required Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) Restriction Period. No Restricted Stock Unit shall become free of restrictions before one year of the granting of the Restricted Stock Unit, unless the Restricted Stock Unit is granted in lieu of other compensation that is subject to vesting restrictions, in which case the Restricted Stock Units may be subject to the same vesting restrictions as was the compensation.

(b) Rights. The Committee shall be entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments corresponding to the dividends payable on the Common Stock.

Section 10.3. Standard Terms and Conditions. Unless the Committee specifies otherwise in the Restricted Stock Unit Agreement, the terms set forth in this Section 10.3 shall apply to all Restricted Stock Unit granted under the Plan. A Restricted Stock Unit Agreement that incorporates the terms of the Plan by reference shall be deemed to have incorporated the terms set forth in this Section:

(a) Restriction Period. The standard Restriction Period shall be three years from the Grant Date.

(b) Restrictions. The standard restrictions applicable to a Restricted Stock Unit are continued service of the Participant for the Company during the Restriction Period.

(c) Rights. The standard terms of the Restricted Stock Units shall provide that the Participant is entitled to receive current payments corresponding to the dividends payable on the Common Stock.

ARTICLE XI

PERFORMANCE-BASED GRANTS AND OTHER AWARDS

Section 11.1. Performance Units. The Committee shall have authority to grant Performance Units under the Plan at any time or from time to time. A Performance Unit consists of the right to receive cash upon achievement of a performance goal or goals (as the case may be) and satisfaction of such other terms and conditions as the Committee determines. The Committee shall have complete discretion to determine the number of Performance Units granted to each Participant and any applicable conditions. A Grant of Performance Units shall be earned in accordance with the Agreement over a specified period of performance, as determined by the Committee. Unless expressly waived in the Agreement, an award of Performance Units must vest solely on the attainment of one or more performance goals. Performance Units may be awarded alone or in addition to other Grants made under the Plan. The Committee, in its absolute discretion, may substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit. To the extent the Company desires to avoid the deduction limit of Code Section 162(m) as applied to Performance Units, such Grants must comply with Section 11.4.

Section 11.2. Performance Shares. The Committee shall have authority to grant Performance Shares under the Plan at any time or from time to time. A Performance Share consists of the right to receive Common Stock upon achievement of a performance goal or goals (as the case may be) and satisfaction of such other terms and conditions as the Committee determines. The Committee shall have complete discretion to determine the number of Performance Shares granted to each Participant and any applicable conditions. A Grant of Performance Shares shall be earned in accordance with the Agreement over a specified period of performance, as determined by the Committee. Unless expressly waived in the Agreement, an award of Performance Shares must vest solely on the attainment of one or more performance goals. Performance Shares may be awarded alone or in addition to other Grants made under the Plan. The Committee, in its absolute discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be transferred to a Participant pursuant to a Performance Share. To the extent the Company desires to avoid the deduction limit of Code Section 162(m) as applied to Performance Shares, such Grants must comply with Section 11.4.

Section 11.3. Other Awards. The Committee shall have authority to grant Other Awards under the Plan at any time and from time to time. An Other Award is a Grant not otherwise specifically provided for under the terms of the Plan that is valued in whole or in part by reference to, or is otherwise based upon or settled in, Common Stock. The Grant of an Other Award shall be evidenced by an Agreement, setting forth the terms and conditions of the Grant as the Committee, in its sole discretion within the terms of the Plan, deems desirable. Other Awards may be awarded alone or in addition to other Grants made under the Plan.

Section 11.4. Provisions Relating to Code Section 162(m). Except as otherwise provided in the Plan and unless expressly waived (either with respect to an individual Participant or a class of individual Participants) in writing by the Committee, it is the intent of the Company that Grants made to persons who are (or may become) Covered Employees within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the relevant requirements of Code Section 162(m) and the guidance thereunder. Accordingly, the Plan shall be administered and the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any Agreement relating to such a Grant does not comply or is inconsistent with the requirements of Code Section 162(m), unless expressly waived as described above, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, the following provisions shall apply to the Plan or a Grant to the extent necessary to obtain a tax deduction for the Company:

(a) Awards subject to this Section must vest (or may be granted or vest) solely on the attainment of one or more objective performance goals unrelated to term of employment. Grants will also be subject to the general vesting provisions provided in the Agreement and this Plan.

(b) Prior to completion of 25% of the Performance Period or such earlier date as required under Section 162(m), the Committee must establish performance goals (in accordance with subsection (e) below) in writing (including but not limited to Committee minutes) for Covered Employees who will receive Grants that are intended as qualified performance-based compensation. The outcome of the goal must be substantially uncertain at the time the Committee actually establishes the goal.

(c) The performance goal must state, in terms of an objective formula or standard, the method for computing the Grant payable to the Participant if the goal is attained.

(d) The terms of the objective formula or standard must prevent any discretion being exercised by the Committee to later increase the amount payable that otherwise would be due upon attainment of the goal, but may allow discretion to decrease the amount payable.

(e) The material terms of the performance goal must be disclosed to and subsequently approved in a separate vote by the stockholders before the payout is executed, unless they conform to one or any combination of the following goals/targets each determined in accordance with generally accepted accounting principles or similar objective standards (and/or each as may appear in the annual report to stockholders, Form 10K, or Form 10Q): revenue; earnings (including earnings before interest, taxes, depreciation, and amortization, earnings before interest and taxes, and earnings before or after taxes); operating income; net income; funds from operations (“FFO”), profit margins; earnings per share; FFO per share, return on assets; return on equity; return on invested capital; economic value-added; stock price; gross dollar volume; total shareholder return; market share; book value; expense management; cash flow; and customer satisfaction.

The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(f) A combination of the above performance goals may be used with a particular Agreement evidencing a Grant.

(g) The Committee in its sole discretion in setting the goals/targets in the time prescribed above may provide for the making of equitable adjustments (singularly or in combination) to the goals/targets in recognition of unusual or non-recurring events for the following qualifying objective items: asset impairments under Statement of Financial Accounting Standards No. 121, as amended or superseded; acquisition-related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any profit or loss attributable to the business operations of any entity or entities acquired during the period of service to which the performance goal relates; tax settlements; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items (not otherwise listed) as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items (not otherwise listed) in management’s discussion and analysis of financial condition results of operations, selected financial data, financial statements and/or in the footnotes each as appearing in the annual report to stockholders; unrealized gains or losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133, as amended or superseded; and compensation charges related to FAS 123 (Revised) or its successor provision.

(h) The Committee must certify in writing prior to payout that the performance goals and any other material terms were in fact satisfied. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which performance goals have been achieved with respect to any Grant intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Grant payable to any Participant, based on such factors as the Committee may deem relevant.

(i) Limitation on Grants.

(i) If an Option is canceled, the canceled Option continues to be counted against the maximum number of shares for which Options may be granted to the Participant under the Plan, but not towards the total number of shares reserved and available under the Plan pursuant to Section 5.1.

(ii) During any fiscal year, the maximum number of shares of Common Stock for which Options and Stock Appreciation Rights may be granted to any Covered Employee shall not exceed 1,000,000 shares.

(iii) During any fiscal year, the maximum number of shares of Common Stock for which Restricted Stock, Restricted Stock Units, Performance Units and Other Awards may be granted to any Covered Employee shall not exceed 500,000 shares.

(iv) During any fiscal year, the maximum cash payment hereunder for performance-based compensation purposes under Code Section 162(m) to any Covered Employee shall not exceed $250,000.

(v) In the case of an outstanding Grant intended to qualify for the performance-based compensation exception under Section 162(m), the Committee shall not, without approval of a majority of the shareholders of the Company, amend the Plan or the Grant in a manner that would adversely affect the Grant’s continued qualification for the performance-based exception.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Effect of a Change in Control. Notwithstanding any other provision of this Plan to the contrary, all unvested, unexercisable or restricted Grants shall automatically vest, become exercisable and become unrestricted and performance-based Grants shall be paid out on a pro-rata basis at a target level without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.4.

Section 12.2. Rights as a Shareholder. Other than certain voting rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the company’s official shareholder records.

Section 12.3. Modification, Extension and Renewal of Grants.

(a) Ability. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Grants or accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, unless such modification, extension or renewal would not satisfy any applicable requirements of Rule 16b-3 of the Exchange Act; provided, however, no such action shall result in an adjustment to the performance goals of any Grant intended to avoid the deduction limit of Code Section 162(m) if the action results in such Grant not being deductible or increases the amount of compensation otherwise payable to a Participant. The foregoing notwithstanding, no modification of a Grant shall, without the consent of the Participant, alter or impair any rights or obligations under any Grant previously made.

(b) Code Section 409A Limitation. Any modification, extension or renewal hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any modification, extension or renewal hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

Section 12.4. Term of Plan. Grants may be made pursuant to the Plan until the expiration of ten (10) years from the Effective Date of the Plan.

Section 12.5. Securities Law Requirements.

(a) Legality of Issuance. The issuance of any Common Stock in connection with a Grant shall be contingent upon the following:

(i) the obligation of the Company to sell Common Stock with respect to Grants shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee;

(ii) the Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits; and

(iii) each Grant is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the Grant or the issuance of Common Stock, no Grant shall be awarded or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

(b) Restrictions on Transfer. Regardless of whether the offering and sale of Common Stock under the Plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions on the sale, pledge or other transfer of shares of Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Common Stock under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, each Participant shall be required to represent that such shares of Common Stock are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section shall be conclusive and binding on all persons.

(c) Registration or Qualification of Securities. The Company may, but shall not be obligated to, register or qualify the issuance of Grants and/or the sale of Common Stock under the Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance of Grants or the sale of Common Stock under the Plan to comply with any law.

(d) Exchange of Certificates. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Common Stock sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of shares of Common Stock but lacking such legend.

Section 12.6. Amendment of the Plan. The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grants or unless such amendments are in connection with compliance with applicable laws (including Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan, including, but not limited to, the repricing, replacement or regranting through cancellation of Options or SARs, that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Section 12.7. Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of an Option will be used for general corporate purposes.

Section 12.8. Tax Withholding. Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of Common Stock to be issued pursuant to a Grant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company at the time such withholding is effected, withholding from the Participant’s cash compensation. Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant, and the failure of the Participant to satisfy such requirements with respect to Grants shall cause such Grants to be forfeited. Any Participant who surrenders previously owned shares of Common Stock to satisfy withholding obligations incurred in connection with a Grant must comply with the applicable provisions of Rule 16b-3 of the Exchange Act, if applicable.

Section 12.9. No Repricings. In no event shall the Company permit the repricing of Grants unless approved pursuant to a vote of the shareholders. Any repricings in contravention of this Section are void.

Section 12.10. Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary; and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

Section 12.11. Rights to Employment or Other Service. Nothing in the Plan or in any Option or Grant granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company (if applicable) or interfere in any way with the right of the Company and its shareholders to terminate the individual’s employment or other service at any time.

Section 12.12. Exculpation and Indemnification. To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Section 12.13. No Fund Created. Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments, provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

Section 12.14. Additional Arrangements. Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

Section 12.15. Code Section 409A Savings Clause.

(a) It is the intention of the Company that no Grant shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Grants shall be interpreted accordingly.

(b) The terms and conditions governing any Grants that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Common Stock pursuant thereto and any rules regarding treatment of such Grants in the event of a Change in Control, shall be set forth in the applicable Agreement and shall comply in all respects with Section 409A of the Code.

(c) Following a Change in Control, no action shall be taken under the Plan that will cause any Grant that the Committee has previously determined is subject to Section 409A of the Code to fail to comply in any respect with Section 409A of the Code without the written consent of the Participant.

Section 12.16. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

Section 12.17. Governing Law. The laws of Delaware shall govern the plan, without reference to principles of conflict of laws.

Section 12.18. Execution. The Company has caused the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized as of this 12th day of July, 2006.

TRANSGENOMIC, INC., a Delaware corporation

By:	/s/ Craig J. Tuttle
Name:	Craig J. Tuttle
Title:	President and Chief Executive Officer